Exhibit 5.1

September 30, 1997



PECO Energy Company
P.O. Box 8699
2301 Market Street
Philadelphia, PA  19101

Ladies/Gentlemen:

     We have acted as counsel to PECO Energy Company, a Pennsylvania corporation (the "Company"), in connection with the registration of up to 1,000,000 shares (the "Shares") of its Common Stock, no par value (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to the PECO Energy Company Employee Savings Plan (the "Plan").

     We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

     Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Morgan Lewis & Bockius , LLP


Morgan, Lewis & Bockius, LLP